EXHIBIT 10.16

NOTE: Information in this document marked with an “[*]” has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

SETTLEMENT AGREEMENT

BETWEEN

Avanex France, a French company (“société anonyme”) with a share capital of Euro 15,000,000, with its registered office located at route de Villejust lieudit Villarceaux, 91620 Nozay, France, registered with the Commercial and Companies Registry of Evry under the number 392 305 652, represented by Mr. Anthony Florence, in his capacity as officer and Chief Governance Officer and Senior VP Corporate Affairs of Avanex Corporation, duly authorized for the purpose hereof, (hereinafter referred to as the “Company”),

ON THE ONE HAND,

AND

Mr. Philippe Brégi, born on [*], in [*] (France), a French citizen, residing at [*] France, whose social security number is [*],

ON THE OTHER HAND,

WHEREAS:

A.	Mr. Philippe Brégi has been an employee of the Company since May 30th, 1983 and his last position within the Company was salaried Managing Director (“Directeur Géréal salarié”).

B.	[*].

C.	[*].

D.	[*].

E.	[*].

F.	[*].

G.	For the sake of settling and [*], negotiations were entered into between the parties. After discussion and exchanges of view with respect to their reciprocal rights, and under the arbitration of their respective lawyers, the parties decided to definitively end their dispute by a lump-sum settlement, making the mutual concessions set out below.

NOW, THEREFORE, IT HAS BEEN AGREED AS FOLLOWS:

This settlement agreement is entered into subject to the condition precedent of the express approval of the Board of Directors of Avanex Corporation.

Article 1

1.1	The parties confirm that Mr. Brégi’s employment agreement will end at the end of his six-month notice period, that is on February 8th, 2005, with the exception of an obligation of reserve and confidentiality with respect to Confidential Information concerning the Company, which is in his possession, as defined in Article 5 here below.

1.2	The parties also confirm that Mr. Brégi’s corporate office in his capacity as Managing Director and Officer expired on August 9th, 2004, as well as any other term of office that Mr. Brégi would hold in any other Affiliated Company, and in particular Photline Technologies.

Article 2

2.1	The Company shall pay Mr. Philippe Brégi, on the occasion of the termination of his employment agreement, the following amounts:

(i)	an indemnity in lieu of paid notice corresponding to the days paid notice that Mr. Brégi is exempted from working as from August 9th, 2004, that is the net equivalent of the gross amount of Euro 100,000;

(ii)	an indemnity in lieu of paid leave corresponding to 58,2 working days for the period ending of February 8th, 2005, that is the net equivalent of the gross amount of Euro 48,500;

(iii)	a dismissal indemnity payable pursuant to the Applicable Collective Bargaining Agreement of Metallurgical Industry (IC), in a net amount of Euro 205,380;

(iv)	an exceptional bonus of a gross amount of Euro 62,000 for the year 2004. It is therefore expressly agreed between the parties that, due to its exceptional nature, such bonus is not included in the basis of calculation of the amounts mentioned above in paragraphs (i) to (iii).

2.2	The gross amount mentioned above in paragraph (i) will be paid monthly at the usual salary due dates. The other accumulated amounts mentioned in paragraphs (ii) and (iv) in Article 2.1 here above shall be completely paid to Mr. Brégi on the date of execution of this agreement and for (iii) at the end of the exempted notice period, which is on February 8th, 2005.

By his signature of this agreement, Mr. Brégi gives good and valid receipt for the amounts paid to him today.

It is expressly agreed between the parties that, subject to the performance of the commitments made prior to the execution of this agreement, the amounts mentioned in Article 2.1 hereinabove constitute the whole amounts owed to Mr. Philippe Brégi that may result from the fulfillment and termination of his employment agreement, as well as for the fulfillment and termination of any term of office, for the Company and any Affiliated Company, with the exception of the settlement indemnity mentioned in Article 3 hereof.

2.3	For the purpose of this settlement agreement, the expression “Affiliated Company” shall mean any company in France and abroad, which directly or indirectly, through one or several agents holds an interest in the Company, whose Company holds an interest, or is held by a company of Avanex Group.

Article 3

3.1	The Company agrees to pay Mr. Brégi an additional lump sum and definitive indemnity of a gross amount of Euro 350,000 as settlement damages, said indemnity being distinct from any prejudice resulting from any loss of salaries of Mr. Brégi. The payment of this indemnity shall put an end to all disputes of any kind regarding the conditions and reasons for the termination of Mr. Philippe Brégi’s agreement and shall indemnify Mr. Brégi for all prejudice which he suffers, may suffer or may have suffered due to his dismissal and, in particular, his personal, moral, social and professional prejudice, and due to the end of his employment agreement.

3.2	Since the sum of the dismissal indemnity payable pursuant to the Applicable Collective Bargaining Agreement is mentioned in Article 2.1 paragraph (iii) and the settlement indemnity exceeds the ceiling of income tax and social security contribution exemption as provided in article L.242-1 paragraph 8 of the French Code of Social Security, the excess amount of such sum shall be subject to social security contributions, the amounts owed as employee’ contributions will be deducted by the Company, which is accepted by Mr. Brégi without reserve. The amount below the taxation thresholds and higher than the dismissal indemnity due pursuant to the applicable Collective Bargaining Agreement will be subject to CSG and CRDS, whose amount will also be deducted from the Company.

3.3	The net amount of the settlement indemnity will be totally paid at the end of the exempted notice period, i.e., on February 8th, 2005.

3.4	For the record, Mr. Philippe Brégi will retain the benefit of all his rights to the employee’s savings scheme (épargne salariale) and the Stock Option plan currently applicable in the Company and/or any Affiliated Company.

By the signature of this agreement, Mr. Philippe Brégi acknowledges that the purchase of the options will end on February 8th, 2005.

Mr. Brégi will be able to exercise the options purchased on such date until May 7th, 2005.

Mr. Brégi acknowledges being well informed of his situation from the tax and social authority viewpoint. As such, it is expressly agreed between the parties that each party shall bear the possible social security contributions and taxes payable by each party, based on the option purchase. Mr. Philippe Brégi expressly agrees that the amount of the employee’s social contributions and other wages taxes to be payable by him could be withheld. In the event a tax withholding might not be carried out, Mr. Philippe Brégi undertakes to refund upon first request of the Company the amount of the employee’s social contributions and other wages taxes to be legally payable by Mr. Brégi and paid by the Company.

Article 4

In consideration for the terms and conditions of this settlement agreement and subject to the commitments previously made, Mr. Philippe Brégi declares that all his rights and claims are hereby fulfilled in their entirety and that he has been completely indemnified on all grounds and in all respects. Mr. Philippe Brégi declares that he no longer has any right, action, demand, claim and/or pretension to assert against the Company and any of its Affiliated Companies, due to the obligations which existed or could have existed, or which exist or could exist at the date hereof, either directly or indirectly, due to the performance of any employment and corporate term of office or termination of any employment agreement and corporate office with the Company and/or any Affiliated Companies.

Article 5

5.1	Pursuant to the termination of his employment agreement, Mr. Philippe Brégi declares that he returned all the goods and equipment which belong to the Company and/or any Affiliated Company, including, in particular, the Confidential Information, and undertakes not to use or disclose the Confidential Information for his own account or the account of any person other than the Company and/or any Affiliated Company, without the prior written approval of the Managing Director (“Gérant”) of the Company.

5.2	For the purpose of the preceding paragraph, the expression “Affiliated Company” will have the meaning defined in Article 4 hereabove. The expression “Confidential Information” will have the following meaning: all direct or indirect information brought to Mr. Philippe Brégi’s knowledge in the context of his activities or concerning any activities, administrative and financial management, technologies (including, in particular, software), products or clients of the Company and/or any Affiliated Company. This information includes but is not limited to (i) product design and development information, (ii) names, addresses, buying habits and preferences of current customers of the Company as well as prospective customers, (iii) pricing and sales policies, techniques and concepts, (iv) trade secrets and any other information concerning the business operations and/or affairs of the Company, excluding (i) information generally available to or known to the public, (ii) information previously known to Mr. Philippe Brégi before he was hired, (iii) information independently obtained by Mr. Philippe Brégi outside the scope of his employment agreement, or (iv) information lawfully disclosed to Mr. Philippe Brégi by a third party.

Article 6

6.1	Mr. Philippe Brégi acknowledges that he is completely aware of his situation with respect to the social security bodies, unemployment insurance, and the tax authorities and declares that these matters could in no event call this agreement into question. Mr. Philippe Brégi declares that he had the necessary time to consider the situation before signing this settlement agreement. More specifically, it is to be reminded that the payment of such settlement indemnity may be, if Mr. Philippe Brégi is entitled to receive unemployment benefits from the UNEDIC scheme, subject to an indemnification postponement referred to as a waiting period before payment (“délai de carence”).

6.2	The parties acknowledge that this settlement agreement is strictly confidential and shall not be disclosed to third parties with the exception of the authorities legally empowered to be informed hereof and upon their express request.

Article 7

Mr. Philippe Brégi expressly agrees not to criticize, nor circulate any comment or information that may be detrimental to the Company and any company of the Group to which it belongs.

Reciprocally, the Company expressly agrees not to denigrate nor defame Mr. Philippe Brégi, including in the event a prospective employer would get in touch with the Company.

Article 8

In the event Avanex France would not be able to pay the amounts owed by the Company to Mr. Philippe Brégi for any reason whatsoever, and in particular through the performance hereof, Avanex Corporation undertakes to pay such amounts on the dates provided hereof and to comply with the social obligations arising out of them (including, without limitation the payment of the social contributions).

Article 9

This agreement constitutes a settlement agreement and shall have unappealable res judicata effect in accordance with Articles 2044 et seq. of the French Civil Code.

Signed in Paris On August 24th, 2004 In two originals

/s/ ANTHONY FLORENCE	/s/ PHILIPPE BRÉGI
For the Company By Mr. Anthony Florence Officer of Avanex France and VP Avanex Corporation	Mr. Philippe Brégi

(Please precede signatures with the hand-written words: <<Bon pour transaction forfaitaire et définitive selon les termes ci-dessus. [“Valid for a definitive lump-sum settlement according to the above terms”].

Please also precede Mr. Philippe Brégi’s signature by the hand-written words: “Bon pour quittance des sommes visées dans le corps des présentes. Bon pour désistement et renonciation à toute instance et action >>. [<<Valid for release concerning the sums referred to herein. Valid for release from and waiver of any cause of action>>].